Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 14, 2020 relating to the consolidated balance sheet of Otis Collection, LLC as of December 31, 2019, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the period from October 8, 2019 (inception) to December 31, 2019, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

March 28, 2021

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com